Exhibit 10.15

2314505 ONTARIO INC.
(the “Borrower”)

- and -

BDC CAPITAL INC., a wholly-owned subsidiary of
BUSINESS DEVELOPMENT BANK OF CANADA
(the “Bank”)

- and -

APEX SYSTEMS INTEGRATORS INC.
(the “Guarantor”)

- and -

DECISIONPOINT SYSTEMS, INC.
(“DecisionPoint”)

LOAN AGREEMENT

Dated:   June 4, 2012

B E T W E E N:

2314505 ONTARIO INC.

(hereinafter referred to as the “Borrower”),

OF THE FIRST PART,
A N D

BDC CAPITAL INC., a wholly-owned subsidiary of
BUSINESS DEVELOPMENT BANK OF CANADA

(hereinafter referred to as the “Bank”),

OF THE SECOND PART,

A N D

APEX SYSTEMS INTEGRATORS INC.,

(hereinafter referred to as the “Guarantor”),

OF THE THIRD PART,

A N D

DECISIONPOINT SYSTEMS, INC.

(hereinafter referred to as “DecisionPoint”),

OF THE FOURTH PART.
WHEREAS

1.	RECITALS

1.1	The Borrower has requested the Bank to provide certain credit facilities for certain purposes as further detailed herein;

1.2	The Bank has issued and the Borrower has accepted a letter of offer dated February 14, 2012, as amended from time to time in writing by the parties (the “Offer of Finance”); and

1.3	The Bank is willing to provide such facilities to the Borrower pursuant to the Offer of Finance and in accordance with the terms and conditions contained herein.

NOW THEREFORE in consideration of the premises, the mutual agreements herein contained, all monies advanced and all payments made by the Bank to the Borrower and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the parties hereto covenant and agree as follows:

2.	DEFINITIONS

2.1	Defined Terms

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Additional Interest” has the meaning ascribed to such term in paragraph 4.7;

(b)
“Advances” means, collectively, all monies paid by the Bank to the Borrower or to any other person or entity, at the direction of the Borrower, together with all further monies advanced by the Bank to or on behalf of the Borrower, expended by or on behalf of the Bank or paid by the Bank in respect of the Offer of Finance;

(c)
“Agreement” means this agreement and all schedules attached hereto and includes all amendments, modifications, supplements and replacements hereto and thereto from time to time entered into pursuant to the terms hereof or thereof, as the case may be;

(d)
“Annual Gross Sales” means comprehensively (during a given fiscal year) the total amount of the actual selling price of the totality of the goods sold and the services rendered by a business carried on by the Borrower or the Guarantor, regardless of the place where these goods and services are sold, notably the following amounts:

(i)	the amounts received by the Borrower or the Guarantor, as applicable, in consideration of the sale of goods, articles and merchandise;

(ii)	the amounts received by the Borrower or the Guarantor, as applicable, in consideration of services rendered;

(iii)
the amounts received by the Borrower or the Guarantor, as applicable, in consideration of the sale or leasing of any property (including intellectual property) of the Borrower or the Guarantor, as applicable, or other persons or the granting of a license in respect of any such property;

(iv)	all the amounts received and receivable, whatever they may be;

(v)	all the proceeds, if applicable, from insurance against operating losses and the insurance proceeds received in respect of a business of the Borrower or the Guarantor, as applicable.

In each case, regardless of whether these sales or these amounts received are certified by a cheque, cash, a credit, a charge account, instruments or otherwise, without any deduction permitted for bank charges, bad debt accounts, remuneration of a collection agency or bad debts; however, the term “annual gross sales” does not include:

(i)
the amount of retail sales taxes or goods and services taxes imposed by a government authority directly on sales and collected from customers at the point of sale by the Borrower or the Guarantor, as applicable, acting as a representative of this authority, on condition that the amount of these taxes is added to the selling price, that it is not part of the indicated price of the article or the service and that it is actually paid by the seller to that authority;

(ii)
the refunds granted in consideration of merchandise sold to the Borrower or the Guarantor, as applicable, to the extent that the Borrower or the Guarantor, as applicable, price of this merchandise had already been included in the annual gross sales;

(iii)	any refund on merchandise obtained from suppliers and manufacturers.

(b)	“Arm’s Length” has the meaning ascribed to it, as of the date hereof, in Section 251(1) of the Income Tax Act (Canada);

(c)
“Authority” means any person, bureau, agency, board, tribunal, commission, branch or office of any federal, provincial, regional, municipal or other governmental department having jurisdiction over the whole or any part of the Personal Property, this transaction, the Borrower or the Guarantor and shall include a board or association of insurance underwriters;

(d)
“Available Funds” means for a 12-month period the sum of net earnings plus depreciation and amortization, plus or minus deferred income taxes; and minus the following items:  dividends (drawings), capital stock redemption, advances or loans granted to the shareholders and to related and Arm’s Length companies otherwise than in the Borrower’s current transactions;

(e)	“Business Day” means any day, excluding Saturday, Sunday and any other days which shall be in the Province of Ontario, a legal holiday or any day on which the Bank is not open to the public;

(f)	“Canadian Dollars”, “Cdn. Dollars” or “Cdn. $” mean lawful currency of Canada;

(g)
“Credit Facility” or “Loan” has the meaning given to such terms in paragraph 3.1 hereof and as the context may require, means, collectively, the aggregate of all Advances, all accrued and unpaid interest, costs and expenses thereon and all costs incurred by the Bank in making the Advances or in any steps or proceedings taken in securing or realizing upon the Security held by the Bank in respect thereof;

(h)
“Corresponding Fixed Interest Rate Plan” means the fixed interest rate plan then being offered by the Bank to its customers equal to the number of years, rounded to the nearest year (minimum one year), from the date any prepayment is received to the next scheduled Maturity Date.  In the case of partial prepayment, the interest differential charge will be reduced in the same proportion as the amount prepaid bears to the principal outstanding at the time prepayment is received;

(i)
“Default” means the occurrence of any one or more of the events specified in paragraph 10.1 regardless of whether any requirement in connection with such event for the giving of notice, the lapse of time, or both, has been satisfied or met;

(j)	“EBITDA” means earnings before income taxes, interest (long-term and short-term), depreciation, amortization and all extraordinary items and gains/losses on disposal of assets;

(k)
“Encumbrance” means and includes any mortgage, charge, pledge, security interest, lien, encumbrance or assignment, of any nature whatsoever or howsoever arising affecting the interest of the Borrower in the Personal Property or any part thereof and includes, without limiting the generality of the foregoing, Permitted Encumbrances;

(l)	“Event of Default” has the meaning ascribed to such term in paragraph 10.1;

(m)
“Excess Available Funds” means Available Funds minus the normal current portion of the long-term debt paid during the year, minus 100% of the average unfunded capital expenditures for the past three years, minus 10% of the annual sales growth;

(n)
“Generally Accepted Accounting Principles” means generally accepted accounting principles as specified in the Handbook of the Canadian Institute of Chartered Accountants which are in effect from time to time in Canada, consistently applied;

(o)
“Intellectual Property” means all the intangible assets, present and future, of the Borrower and/or the Guarantor, including but without limiting the generality of the foregoing, all its rights in any trademarks, registered or not, copyrights, including software, domain names, source codes, designs and manuals, industrial designs, inventions, patents and ongoing applications for patents, commercial secrets, know-how, integrated circuit topography, any confidential information, licence from third parties, end-user licence and any other intellectual property rights (registered or not), their improvements and modifications as well as any right in any application relating to their protection, in Canada or elsewhere, of one or some of these Intellectual Property rights;

(p)
“Interest Differential” means the difference between the Bank’s Base Rate for the Corresponding Fixed Interest Rate Plan and the Base Rate as set out in the Offer of Finance on the date the prepayment is received.  The Interest Differential is multiplied by the principal that would have been outstanding at the Payment Date in each month until the Maturity Date.  Then the present value of the amount or amounts obtained by such multiplication is calculated by discounting such amount or amounts using the Base Rate for the Corresponding Fixed Interest Rate Plan as the discount factor.  The total of the present values is the interest differential charge;

(q)	“Interest Rate” means the interest rate payable by the Borrower to the Bank on the principal amount of the Credit Facility outstanding from time to time as specified in paragraph 4.1 hereof;

(r)
“Loan Documents” means, collectively, the Offer of Finance, this Agreement, the Security Documents, the guarantees of each of the Guarantor and DecisionPoint executed in favour of the Bank, any assignment and/or postponement agreement executed by any person to or in favour of the Bank, any subordination and postponement agreement executed by any Person to or in favour of the Bank, any certificate issued by the Borrower, the Guarantor or DecisionPoint in connection herewith or therewith and, in each case, any amendments, restatements, supplements or other modifications to any such agreements or documents at any time and from time to time, and “Loan Document” means any one of them;

(s)
“Long-term Debt” means the sum of the long-term debt plus capital leases and the current portion of long-term debt and capital leases that will be repaid within the next 12 months; plus the book value of the preferred shares, subject to an official redemption agreement, as the case may be;

(t)	“Long-term Debt to Tangible Net Worth Ratio” means the Long-term Debt divided by the Tangible Net Worth;

(u)	“Maturity Date” means June 23rd, 2016;

(v)	“Notice” means any notice or communication in writing given pursuant to the provisions of this Agreement in accordance with paragraph 12.1;

(w)
“Obligations” means, at any relevant date, all amounts and obligations of any kind or nature owing by the Borrower to the Bank, whether direct or contingent, under the Credit Facility or by virtue of this Agreement or the Security Documents.  For greater clarification, Obligations include, without limitation, royalty, bonus, and prepayment amounts (calculated in accordance with the provisions of paragraph 4.5(a)(ii)) to the Maturity Date in the event of an early payout, whether by request of the Borrower or on a Default;

(x)
“Payment Date” means the 23rd day of each and every calendar month commencing on the next occurring Payment Date following the first Advance of funds or if such day is not a Business Day, the Business Day next following;

(y)	“Permitted Encumbrances” means, as of any particular time, any one or more of the following in respect of the Borrower or the Guarantor, as applicable:

(i)
liens for Taxes (including like assessments, charges, rates and levies) not yet due or, if due, the validity or amount of which is being contested diligently and in good faith by or on behalf of the Borrower or the Guarantor, as applicable, and in respect of which there shall have been deposited within thirty (30) days of the date of such taxes becoming due with the Bank or the taxing authority collateral in an amount sufficient to pay such Taxes, and liens for the excess of the amount of any past due Taxes for which a final assessment or account has not been received over the amount of such Taxes as estimated and paid by or on behalf of the Borrower or the Guarantor, as applicable;

(ii)
the lien of any judgment rendered or claim filed against the Borrower or the Guarantor, as applicable, which is being contested diligently and in good faith by appropriate proceedings by or on behalf of the Borrower or the Guarantor, as applicable, and in respect of which, if in the reasonable judgment of the Bank the same shall be prudent or desirable, there shall have been paid into court or deposited with the Bank collateral in an amount sufficient to pay such judgment or claim together with any interest thereon and costs in respect thereof; provided that the Borrower or the Guarantor, as applicable, shall have a period of thirty (30) days from the date of any such judgment or claim being filed to make such payment or deposit;

(iii)
zoning and building by-laws and ordinances, municipal by-laws and regulations and restrictive covenants affecting the Premises which in the opinion of the Bank, acting reasonably, do not and will not in the aggregate materially and adversely affect the lien of the Security or materially impair the value, use or operation of the Premises;

(iv)	the lien and charge of the Security Documents;

(v)	the Encumbrances listed in Schedule “B” annexed hereto;

(vi)	any Encumbrance to secure related party or shareholder loans to the Borrower or the Guarantor, as applicable, provided that the same are completely subordinated to the Bank;

(vii)
the liens and security interests created by the general security agreements between each of the Borrower and the Guarantor, on the one hand, and Royal Bank of Canada (“RBC”), on the other hand, in connection with the secured operating line of credit provided to the Borrower by RBC and any and all financings, liabilities or obligations which the Borrower may accept or issue in order to replace or supersede such loan or any replacement financing thereof from time to time (the “RBC Facility”);

(viii)
the lien and security interests created by a general security agreement granted by the Guarantor in connection with any operating or revolving credit or loan facility (in excess of or in addition to the RBC Facility) used to fund a product demand from a third party vendor to meet a customer order of the Borrower, the terms of which facility provide for the retirement of the funding out of the proceeds of payment by such customer, and the aggregate amount of which facility shall not, at any time, exceed $750,000 (the “Bulge Facility”);

(ix)
the lien and security interests created by a general security agreement between the Borrower and Karen Dalicandro and 2293046 Ontario Inc. (collectively, the “Vendors”) to secure the obligations of the Borrower owing to the Vendors in connection with the share purchase agreement with respect to the purchase of the shares of the Guarantor;

(x)
any lien created by, or arising under any statute or regulation or common law (in contrast with liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, employment and unemployment insurance, old age pension, employers’ health tax, vacation pay or other social security or statutory obligations that secure amounts that are not yet due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the Borrower’s or Guarantor’s books and records, as applicable;

(xi)
liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds and deposits securing or in lieu of such bonds;

(xii)
any construction, workers’, materialmens’ or other like lien created by law (in contrast with liens voluntarily granted), arising in connection with construction or maintenance, shipping or storage in the ordinary course of business, in respect of obligations which are not due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the Borrower’s or the Guarantor’s books and records, as applicable;

(xiii)
liens given to a public utility or any Authority where required by such utility or Authority in connection with the operation of the business or the ownership of the assets of the Borrower or the Guarantor, as applicable, provided that such liens do not materially detract from the value of any real property subject thereto and do not materially impair the Borrower’s or Guarantor’s ability to carry on its business;

(xiv)
the rights reserved to or vested in any person by the terms of any lease, licence, franchise, grant or permit held by the Borrower or the Guarantor, or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xv)	such other Encumbrances as may be consented to in writing from time to time by the Bank; and

(xvi)	“purchase money security interests” within the meaning of the Personal Property Security Act (Ontario);

Provided, however, that (a) the designation in any Loan Document of a lien, encumbrance or claim as a “Permitted Encumbrance” is not, and shall not be deemed to be, an acknowledgement by the Bank that the lien, encumbrance or claim shall have priority over the Security or the Security Documents or the assets of the Borrower or the Guarantor, as applicable, and (b) any reference in any Loan Document to “subject to Permitted Encumbrances” or “other than Permitted Encumbrances” shall not be construed to be a subordination or postponement of any Security Document to any holder of a Permitted Encumbrance, nor shall such reference elevate the priority of any Permitted Encumbrance  above the level it would otherwise under applicable law against the Borrower or the Guarantor, as applicable, or their respective assets;

(z)	“person” or “Person” means an individual, partnership, corporation, trust or unincorporated organization, and includes a government or agency or political subdivision thereof;

(aa)
“Personal Property” means all property of the Borrower and of the Guarantor as set out in Section 1.1 of each of the General Security Agreements issued by the Borrower and the Guarantor to the Bank and even dated herewith;

(bb)	“Premises” means the premises located at 3170 Harvester Road, Burlington, Ontario, L7N 3W8, and such other places of business of the Borrower or the Guarantor, as applicable;

(cc)
“Replacement Cost” means the cost of repairing, replacing or reinstating any item of property with materials of like kind and quality on the same or a similar site without deduction for physical, accounting or any other depreciation;

(dd)	“Security” means the security created by or intended to be created by the Security Documents;

(ee)
“Security Documents” means individually and collectively, all security now or hereafter held by the Bank as security for the payment and/or performance of all or any part of the Credit Facility, whether arising hereunder or under any agreement, instrument or document contemplated hereby, and includes the security documents listed in Schedule “C” annexed hereto;

(ff)
“Taxes” means all taxes, rates, duties, assessments, impositions, levies and charges of every nature and kind whatsoever whether municipal, parliamentary, school or otherwise and whether general or special, ordinary or extraordinary which are from time to time levied, imposed or assessed against or on account of any of the Personal Property or Premises or any part or parts thereof or interest therein, or upon the Borrower or the Guarantor, as applicable, on account of any of the Personal Property or Premises and including those levied, imposed or assessed thereon for education, schools, utilities or local improvements or in respect of any occupancy or use thereof and shall include any taxes or other charges imposed, levied or assessed in lieu of or in substitution for any of the foregoing Taxes;

(gg)
“Tangible Net Worth” means the sum of the capital stock; plus the retained earnings (accumulated net earnings); plus loans or advances granted by the shareholders subrogated/hypothecated in favour of the Bank; plus the amount of subordinated financing; minus loans or advances granted to shareholders, executives and related or Arm’s Length companies otherwise than in the normal course of business; minus intangible assets and assets not related to the operations of the business;

(hh)
“Working Capital” means the total current assets minus the total current liabilities.  Current assets include the following:  cash deposits, accounts receivable - trade and other, inventory, and prepaid expenses.  Current liabilities include the following: bank advances, cheques issued and not cashed, accounts payable - trade and other, and the current portion of the Long-term Debt due during the next 12 months.

2.2	Schedules

The Schedules attached hereto and listed in the index hereof are incorporated in and are deemed to be an integral part of this Agreement.

2.3	Headings

The headings of the Articles and paragraphs are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.4	Accounting Terms

Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under Generally Accepted Accounting Principles.

2.5	References

All references to Articles, paragraphs, sub-paragraphs and schedules unless otherwise specified are to Articles, paragraphs and sub-paragraphs of, and schedules to, this Agreement.  The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions refer to this Agreement as amended or supplemented from time to time as a whole.

2.6	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a gender include all genders.

2.7	Canadian Funds

All references to dollar amounts in this Agreement are references to lawful money of Canada.

2.8	Extended Meaning

A reference to any one or more of the parties to this Agreement shall be deemed to be a reference to the respective heirs, executors, administrators, permitted successors and assigns of such party, as the case may be.

2.9	Requirement of Writing

Where any notice, demand or other communication required or permitted hereunder is required to be written or in writing, such requirement shall be satisfied where same is sent by any electronic means of communication capable of being visibly reproduced at the point of reception, including telex, facsimile machine or electronic mail.

2.10	Payment Dates

In the event that any payment on account of principal, interest, fees or any other amount hereunder would be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter.

2.11	Statutory References

References herein to any statute or any provision thereof includes such statute or provision thereof as amended, revised, re-enacted and/or consolidated from time to time and any successor statute thereto or other legislation in pari materia therewith.

2.12	Conflict with Security Documents

In the event that there is a conflict or inconsistency between any provisions of the Security Documents and this Agreement, the provisions of this Agreement shall prevail, however, nothing herein contained shall be construed as or shall operate as a release, rescission or diminution of any of the rights and privileges of the Bank arising under any of the Security Documents and without limiting the generality of the foregoing, the Bank shall at all times have the right to demand and call for the strict performance and adherence of the Borrower and/or the Guarantor, as applicable, of their obligations pursuant to the Security Documents or any one or more of them.

2.13	Conflict with Offer of Finance

In the event that there is a conflict or inconsistency between any provisions of the Offer of Finance and this Agreement, the provisions of this Agreement shall prevail.

3.	THE CREDIT FACILITY

3.1	Establishment

The Borrower hereby acknowledges that the Bank hereby agrees to make available to the Borrower a non-revolving term credit facility (the “Credit Facility” or “Loan”) available by way of the Advances on the dates and in the amounts set out in Schedule “A” annexed hereto and acknowledges that it has received the full benefit and advantage of the Credit Facility.  Interest shall accrue at the Interest Rate on the amount of each Advance from and after the date of such Advance.

3.2	Amount

The amount of the Credit Facility that the Bank has made available to or for the benefit of the Borrower is hereby acknowledged to be a non-revolving aggregate amount of One Million Seven Hundred Thousand Dollars ($1,700,000), as more particularly set out in Schedule “A” annexed hereto; however, nothing herein contained shall be construed as authorizing or permitting the Borrower to re-borrow any part of the Credit Facility repaid or obligating the Bank to re-advance any portion of the Credit Facility or otherwise to make any future Advances except in accordance with and if allowed pursuant to the Offer of Finance.

3.3	Purposes

The amount referred to in paragraph 3.2 has been made available to or for the benefit of the Borrower for purposes of (i) assisting with the purchase of 100% of the shares of the Guarantor; (ii) working capital ($300,000) and (iii) closing costs and contingencies ($200,000).

4.	INTEREST, REPAYMENT AND FEES

4.1	Interest

The Borrower shall pay interest to the Bank on the aggregate of the Credit Facility outstanding from time to time pursuant to this Agreement or the Security Documents at the fixed rate of twelve per cent (12%) per annum for the period commencing on the first Advance and ending on February 23, 2016. This rate is comprised of the Bank’s Base Rate of 5.300% per annum plus a variance (the “Variance”) of 6.700% per annum, for a total fixed rate of 12% per annum applicable to the full term. From and after February 23, 2016 until the Maturity Date, the Borrower shall pay interest to the Bank on the aggregate of the Credit Facility then outstanding pursuant to this Agreement or the Security Documents at the Bank’s Floating Rate per annum plus the Variance of 6.7000% per annum.

Notwithstanding the foregoing, in the event that the lender extending an operating line of credit to the Borrower requires standstill provisions in the required subordination agreement between the Bank and such lender, the total fixed interest rate payable by the Borrower will increase by 0.5%.

4.2	Calculation and Payment of Interest

Interest on the Credit Facility shall accrue from day to day and shall be calculated from and after the date of each Advance thereof at the Interest Rate, as well after as before maturity or default and before and after judgment, with interest on overdue interest at the same rate, and shall be calculated and be payable monthly, on the 23rd day of the month, not in advance, on the principal amount of the Credit Facility remaining unpaid from time to time.  In case Default shall be made in payment of any sum to become due for principal or interest at any time appointed for payment thereof as herein provided, compound interest shall be payable, as well after as before maturity, and in case interest and compound interest are not paid in one month from the time of default, compound interest at the Interest Rate shall be payable on the aggregate then due, as well after as before maturity, and so on from time to time.

4.3	Principal Payments

Subject to the provisions of this Agreement, the Credit Facility shall mature and become due and payable by one (1) principal installment in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) on June 23, 2016.  The Maturity Date of the Loan is June 23, 2016, subject to the provisions of this Agreement.

Provided the Loan is in good standing and no Event of Default shall have occurred and be continuing, the Credit Facility may be extended for an additional twelve (12) month period at a fee of two percent (2%) of the original Loan, at the Bank’s sole discretion.

4.4	Payments of Principal and Interest

Provided an Event of Default shall not have occurred (in which case the provisions of Article 10 shall apply), all payments received by the Bank from or on behalf of the Borrower in payment or repayment of the Credit Facility shall be applied in the following order:

(1)	Prepayment indemnity (if applicable);

(2)	Protective disbursements;

(3)	Standby fees;

(4)	Arrears in the following order: transaction fees, annual administration fees, monthly management fees, Additional Interest, interest and principal;

(5)	Current balances in the following order: transaction fees, annual administration fees, management fees, Additional Interest, interest and principal;

(6)	Commitment fees;

(7)	Credits to the tax reserve account and maintenance and upgrade account, if applicable; and

(8)	Other amounts due and payable.

Other than regular payments of principal and interest in accordance with the terms of this Agreement, the Bank may apply any other monies received by it, before or after default, to any debt the Borrower may owe the Bank under this Agreement or any other agreement and the Bank may change those applications from time to time.

4.5	Prepayments

(a)
The Borrower, at any time and from time to time, may prepay the outstanding aggregate principal amount of any part of the Credit Facility in whole or in part, with accrued interest on the principal amount prepaid to the date of such prepayment, provided, however, that:

(i)
a prepayment may only be made if the Borrower has given to the Bank written notice of at least thirty (30) Business Days prior to the date of prepayment stating the proposed date of the prepayment and the amount to be prepaid; and

(ii)	in addition to the principal prepayment and accrued interest, the Borrower shall pay:

A.	the Interest Differential, if applicable, on the Bank’s Base Rate, plus;

B.
an amount equal to the present value of Additional Interest, by way of the interest rate variance, and the monthly management fees to which the Bank would have been entitled to receive had the Loan continued to the Maturity Date, plus;

C.	any bonus, if applicable, up until the original or amended Maturity Date of the Loan, whichever is later, plus;

D.	any amount required in accordance with Schedule A of the Offer of Finance, if any, plus;

E.	any unpaid Additional Interest;

(b)	Amounts prepaid may not be reborrowed; and,

(c)
If for any reason the Borrower, after having given a notice of prepayment, fails to make such prepayment or fails to make such prepayment on the date specified, the Borrower shall pay to the Bank such amount as the Bank may certify (such certification to be conclusive in the absence of manifest error) as is necessary to compensate the Bank for any cost or expense resulting from or in connection with such failure.

4.6	Cash Flow Sweep

Commencing in 2012 and subject to compliance with senior lender and the Bank covenants, the Borrower will make a mandatory annual principal payment to the Bank in the form of a cash flow sweep.  The annual cash flow sweep will be equal to 20% of the Excess Available Funds before discretionary bonuses based on the annual year end audited financial statements of Apex Systems Integrators Inc.  The maximum annual cash flow sweep in any year will be equal to Four Hundred Twenty Five Thousand Dollars ($425,000).  Such payments will be applied to reduce the outstanding principal payment due on the Maturity Date.  In the event that the Borrower’s annual audited financial statements are not received within 120 days of the Borrower’s fiscal year end, the full Four Hundred Twenty Five Thousand Dollars ($425,000) becomes due and payable on the next Payment Date.

4.7	Additional Interest

In addition to the interest payable on the Loan, the Borrower and the Guarantor, jointly and severally, covenant and agree to also pay to the Bank consecutive quarterly payments in the amount of Twenty Thousand Dollars ($20,000) each (the “Additional Interest”) commencing on June 23, 2012 and on the 23rd day of each subsequent quarter thereafter continuing up to and including the Maturity Date or any extended maturity date.

4.8	Bonus Payments

In the event of the occurrence of any of the following:

(a)	if 50% or more of any company comprising the Borrower or the Guarantor (consolidated assets or shares) is sold or merged with an unrelated entity; or

(b)	if there is a change of control of the Borrower and/or the Guarantor prior to the Maturity Date or any extended maturity date of the Loan,

then, the Borrower will pay to the Bank a bonus in an amount equal to 2% of the aggregate value of the Borrower and the Guarantor determined as at the closing date of such transaction, which bonus shall become due and payable at the time of the closing of such transaction. Notwithstanding any prepayment of the Loan, the bonus and the Borrower’s obligation to pay same to the Bank will remain in full force and effect until the Maturity Date or any amended or extended maturity date agreed by the Bank such that in the event of any sale, initial public offering or similar transaction, the Borrower’s obligation to pay the bonus amount to the Bank will survive such prepayment.

4.9	Legal Fees and Expenses

The Borrower, the Guarantor and DecisionPoint shall pay, on demand, all reasonable legal and other out-of-pocket costs of the Bank incurred in connection with the Loan and the Security Documents including the enforcement of the Loan and the Security Documents, whether or not any documentation is entered into or any advance is made to the Borrower.  All reasonable legal and other out-of-pocket expenses of the Bank in connection with any amendment or waiver related to the Loan and the Security Documents shall also be for the account of the Borrower. The Bank shall endeavour to provide the Borrower with estimates of its expenses and fees in respect of the preparation of the Loan Documents in advance of same being incurred.

4.10	Investment Management Fee

The Borrower shall pay the Bank a management fee of $200 monthly while the Loan is outstanding commencing on the next occurring Payment Date after the first disbursement.  This fee is non-refundable and is subject to change.

4.11	Cancellation Fee

The Borrower shall pay the Bank a cancellation fee in the amount of Fifty-One Thousand Dollars ($51,000.00) if the Credit Facility is not drawn on in accordance with the Offer of Finance by August 13, 2012 (the “Lapsing Date”).  If the Borrower draws on the Loan partially, the undisbursed part of the Loan shall lapse on the Lapsing Date and be cancelled.  If the Borrower cancels more than 50% of the Loan (cumulative), the Borrower, the Guarantor and/or DecisionPoint shall pay a prorated part of the above stated cancellation fee proportionate to the percentage of the Loan cancelled.

The cancellation fee is payable on demand and is liquidated damages, not a penalty, and represents a reasonable estimate of the Bank’s damages should the Loan be cancelled or allowed to lapse in whole or in part.

4.12	Standby Fee

Commencing on May 13, 2012, the Borrower, the Guarantor and/or DecisionPoint shall pay the Bank an aggregate non-refundable standby fee calculated at a rate of three percent (3%) per annum on the portion of the Credit Facility which has not been advanced or cancelled.  This standby fee will be calculated daily and be payable in arrears commencing on May 13, 2012 and on each Payment Date thereafter.

4.13	Transaction Fees

In addition to any other payments to be made under this Article, the Borrower and the Guarantor shall pay the Bank’s standard loan amendment and security processing fees, which are charged for the administrative handling of the Loan and this Agreement, including amending loan terms and conditions, switching interest rate plans, and the provision of discharges.  The Borrower and the Guarantor shall be responsible for any amounts incurred by the Bank for returned cheque handling.  Such fees may change from time to time without notice.

4.14	Payments Generally

(a)	All payments to be made by the Borrower hereunder (whether on account of interest, principal, fees or any other amount) shall be made in immediately available funds;

(b)
All payments shall be made not later than 2:00 p.m. local time on the Payment Date or due date to the Bank at its address for service as set out in paragraph 12.1 hereof and all payments made after that time on the Payment Date or due date shall be deemed for the purposes of interest and fee calculations only to have been received by the Bank on the next succeeding Business Day;

(c)	In the event that any payment hereunder would be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter;

(d)
All payments to be made by the Borrower pursuant to this Agreement are to be “net” to the Bank and are to be made without set-off, compensation or counterclaim, free and clear of and without deduction.

4.15	Financial Ratios

The Borrower and the Guarantor shall maintain a consolidated Long-term Debt to Tangible Net Worth ratio not exceeding 0.9:1 (measured quarterly) and a minimum Working Capital amount measured quarterly representing 10.0% of the Borrower’s and the Guarantor’s collective Annual Gross Sales of the previous year, revised yearly 120 days after each year end. For calculation purposes, the Loan and DecisionPoint’s investment in the Borrower and the Guarantor are considered as equity.

4.16	Corporate Ownership Chart

In the event of any changes in respect of any of the following information previously provided by the Borrower to the Bank, the Borrower will provide an updated (i) corporate organizational chart, (ii) corporate ownership chart and (iii) list of employees who report directly to the President.

4.17	Interest Act

(a)
Unless otherwise specified, all annual rates of interest referred to herein are based on a calendar year of 365 or 366 days, as the case may be. Where a rate of interest hereunder is calculated on the basis of a year (the “Deemed Year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the Deemed Year.

(b)
For purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest shall not apply to any interest rate calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

4.18	Maximum Interest Rate

(a)
In the event that any provision of this Agreement or the other Loan Documents would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Bank of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid under this Agreement or any other Loan Document; and

(ii)
thereafter, by reducing any fees, commissions, premiums, lieu payments and other amounts payable by the Borrower to the Bank under the Loan Documents which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada);

(b)
If, notwithstanding the provisions of clause (a) of this Section and after giving effect to all adjustments contemplated thereby, the Bank shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by the Bank to the reduction of the principal balance of the Loan and not to the payment of interest, fees, lieu payments and other amounts or if such excessive interest, fees, lieu payments or other amounts exceed or exceeds such principal balance, such excess shall be refunded to the Borrower; and

(c)
Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees, expenses or other amounts that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Bank shall be conclusive for the purposes of such determination.

5.	SECURITY

5.1	Security

As security for all Obligations owing by the Borrower under this Agreement and the performance of the covenants and obligations of the Borrower herein and therein contained, both present and future, the Borrower, the Guarantor and DecisionPoint, as applicable, have each delivered or shall deliver or cause to be delivered to the Bank the Security Documents.

5.2	Acknowledgement of Security

The Borrower, the Guarantor and DecisionPoint, as applicable, hereby acknowledge and agree, with respect to each and every one of the Security Documents, that such Security Documents:

(a)	have been validly and properly authorized, executed and delivered by the respective signatories thereto;

(b)	remain outstanding valid and enforceable security interests as security for the Credit Facility; and

(c)	are not subject to any collateral agreement or equitable right which would in any way affect the entitlement of the Bank as the holder of such Security Document to rely upon and enforce such security.

6.	CONDITIONS OF LENDING

6.1	Conditions Precedent and Subsequent to Advance

The effectiveness of this Agreement and the obligation of the Bank to make any Advance under the Credit Facility available to or on behalf of the Borrower is subject to the fulfillment of the following conditions, all of which the Borrower and Guarantor, as applicable, acknowledge continue to be true and accurate and shall apply so long as any amount owing pursuant to the Loan Documents remains unpaid:

(a)	the Borrower, the Guarantor and DecisionPoint, as applicable, shall have delivered duly executed copies of this Agreement and the Security Documents;

(b)	the Bank shall have received, in form and substance satisfactory to it:

(i)	a certified copy of the Articles and Bylaws of all companies party hereto;

(ii)
a duly certified resolution of the board of directors of the applicable companies to execute, deliver and perform its obligations under this Agreement and the Security Documents and the Security and the manner in which and by whom the foregoing documents are to be executed and delivered;

(iii)	certificates of the companies setting forth specimen signatures of the individuals authorized to sign this Agreement and the Security Documents;

(iv)
documents evidencing any necessary corporate action or consents of the companies, and consents, if any, and necessary governmental approvals, if any, with respect to this Agreement and any documents to be delivered in fulfillment of the transactions contemplated hereby;

(v)	a certificate of status or compliance in respect of the companies issued by the applicable Authority in its jurisdiction of incorporation;

(vi)	the Borrower shall provide documentation confirming that the Guarantor and the Borrower will be amalgamated within 30 days of the Advance of the Loan and carry on as “Apex Systems Integrators Inc.”;

(c)
the Bank shall have received the Security Documents in a form satisfactory to the Bank and shall be satisfied that all of the Security Documents are valid and enforceable and fully perfected and maintained as a mortgage, pledge, charge and assignment (subject only to Permitted Encumbrances) of and upon the Personal Property charged or assigned thereby;

(d)
except for Permitted Encumbrances, the Borrower and/or the Guarantor, as applicable, shall have paid in and discharged or caused to be paid in and discharged all Encumbrances of any nature pertaining to the Personal Property;

(e)
all documentation, financial statements, conditions, and other requirements of the Offer of Finance shall be provided as required by the Offer of Finance while the Credit Facility remains outstanding and shall be to the Bank’s satisfaction;

(f)	the Borrower or the Guarantor, as applicable, shall have sole ownership and the exclusive rights to any proprietary Intellectual Property utilized in its business from time to time;

(g)
each of the Borrower and the Guarantor agrees that there will be no redemption of shares nor dividends paid on any class of shares and that there will be no intercompany transactions and no funds shall flow from the Borrower and/or the Guarantor to DecisionPoint whatsoever (whether in respect of any repayment, reimbursement, reduction, redemption or other return of any investment of DecisionPoint in the Borrower or the Guarantor, or any purchase price paid by DecisionPoint  or any loan or debt due to DecisionPoint), without the Bank’s prior written consent;

(h)
no loans shall be sought or extended, no investment made, no advances made, no guarantee given and no asset securing the Loan shall be pledged to another creditor, whether done for the Borrower’s or the Guarantor’s benefit or for the benefit of a third party, without the Bank’s prior written consent;

(i)	all standard terms and conditions apply as per the Offer of Finance schedules, including all prepayment fees;

(j)	no Default or Event of Default has occurred or is continuing;

(k)
the Bank shall have received a subordination and priorities agreement duly executed by the Borrower, the Guarantor and the lender extending the line of credit in form and content acceptable to the Bank - if such agreement includes standstill provisions, then the interest rate applicable to the Credit Facility hereunder will automatically be increased by 0.5%.  The Bank shall have also received all such other inter-creditor agreements, comfort letters and/or PPSA estoppel certificates from other secured creditors of the Borrower and/or the Guarantor as the Bank may reasonably require duly executed and delivered by all such parties thereto;

(l)
the Bank shall have received a favourable legal opinion from counsel to the Borrower, the Guarantor and DecisionPoint in connection with the due authorization, execution, delivery and enforceability for the Loan Documents and such other matters as the Bank may reasonably require, which opinion shall be in form and content satisfactory to the Bank;

(m)
the Bank shall have received a satisfactory certificate or certificates or binder or other satisfactory evidence of insurance (other than key man life insurance) issued by the Borrower’s insurance broker in respect of all policies required to be maintained by the Borrower and the Guarantor under this Agreement, which policies are to name the Bank as an additional insured, mortgagee and loss payee, as applicable and which the Bank shall have confirmed, in its sole discretion, are adequate;

(n)
the Bank shall have received the original Key Man Life Policy (as defined below) being assigned to it by the Borrower and/or the Guarantor, together with a written acknowledgment from the applicable insurer of the assignment of such policy to the Bank and confirming the Bank’s status as loss payee in respect thereof and addressing such other matters as the Bank may reasonably require;

(o)
the Borrower agrees that it will notify the Bank of its intent to use Private Enterprise GAAP and acknowledges, by undertaking to sign the resulting amended forms or contracts, that there may be modifications required to the calculation to EBITDA, required ratios and to other pertinent calculations to ensure the spirit of the underlying conditions is maintained.  In addition, neither the Borrower nor the Guarantor may opt for, or change to, International Financial Reporting Standards (IFRS) for public companies without the Bank’s prior written consent;

(p)
in the event new subsidiaries or sister companies are incorporated or bought, these new entities will become a party to this Agreement as Borrower or Guarantor at the sole discretion of the Bank.  The Bank may require that these new entities provide the Bank with registered security on all assets;

(q)	upon the Bank’s request, the Borrower shall have provided monthly internally prepared financial statements for the Borrower, the Guarantor and/or DecisionPoint;

(r)	prior to any Advance of the Loan, the Borrower will provide to the Bank the following:

(i)
written confirmation that an operating line of credit of not less than $200,000 and a term loan of $2,500,000 have been established in favour of the Borrower by a financial establishment acceptable to the Bank, on terms and conditions satisfactory to the Bank.  Advances under these approved facilities must be concurrent with the Advance of the Loan;

(ii)
combined audited financial statements for the Guarantor and Apex Systems Integrators (USA) Inc. as of July 31, 2011 which show, in the Bank’s sole opinion, no material adverse change in the financial position since the draft audit financial statements dated July 31, 2011.  Such financial statements must also report:

A.	combined revenue exceeding 3,000,000;

B.	combined net profit exceeding $775,000; and

C.	combined minimum Working Capital of at least $1,600,000;

(iii)
interim financial statements that are less than 60 days old and that indicate no material adverse change in the financial position of the Guarantor, in the Bank’s sole opinion, since the company prepared financial statements dated November 30, 2011 and the July 31, 2011 year end statements;

(iv)
an executed copy of the share purchase agreement pursuant to which DecisionPoint, acting through the Borrower, will acquire all of the issued and outstanding shares in the capital of the Guarantor for a purchase price of $5,000,000, which purchase agreement shall also include a non-competition covenant with terms and conditions acceptable to the Bank;

(v)
combined audited financial statements for the Guarantor and Apex Systems Integrators (USA) Inc. as of July 31, 2010 which show, in the Bank’s sole opinion, no material adverse change in the financial position since the draft audit financial statements dated July 31, 2010.  Such financial statements must also report:

A.	combined revenue exceeding $3,500,000;

B.	combined net profit exceeding $1,000,000; and

C.	combined minimum Working Capital of at least $2,500,000;

(s)	the Bank shall have completed third party checks, to its satisfaction, with at least two customers and two suppliers of the Guarantor;

(t)	the Bank shall have performed background checks on Donald Dalicandro, with results deemed satisfactory to the Bank;

(u)	the Borrower will use the Loan as planned in the financial program outlined in the Offer of Finance and maintain the financial covenants outlined in this Agreement and the Offer of Finance;

(v)
each of the Borrower and the Guarantor remains an incorporated corporation active, in good standing and validly existing under the laws of the Province of Ontario with the corporate power to own and/or lease its property and to carry on the business conducted by it, subject to the amalgamation of the Borrower and the Guarantor contemplated herein;

(w)	all of the Borrower’s and the Guarantor’s assets continue to be located in the Province of Ontario;

(x)
each of the Borrower and the Guarantor carries on and conducts its business and undertaking in a proper and businesslike manner from its current location or such other location as the Bank may from time to time authorize in Canada;

(y)
all revenues, including without limitation, all earnings, income, rents, issues and profits, of the Borrower and the Guarantor and their respective assets are recorded in the Borrower’s or the Guarantor’s, as applicable, books of account and records in Canada and are reported in all of the Borrower’s or the Guarantor’s, as applicable, financial statements, tax returns and other reports and remittances in Canada;

(z)
all profits and other income of the Borrower and the Guarantor remain within the Borrower or the Guarantor, as applicable, in Canada for the Borrower’s or the Guarantor’s, as applicable, full use in connection with the Borrower’s or the Guarantor’s, as applicable, ongoing operation of its business; the Borrower or the Guarantor does not repay, reimburse, reduce, redeem or otherwise return (i) any portion of any investment by DecisionPoint in the capital of the Borrower or the Guarantor (including, without limitation, the original investment by DecisionPoint in the principal amount of $1,300,000), or (ii) any portion of the purchase price paid or otherwise funded, directly or indirectly, by DecisionPoint for the purchase of the outstanding securities in the capital of the Borrower or the Guarantor or (iii) any loan or other debt due to DecisionPoint;

(aa)	there will be no dividends paid and no intercompany transactions, excluding normal trade or course of business, without the prior written consent of the Bank;

(bb)
the senior officer of the Guarantor responsible for overseeing and directing the operations of the Guarantor’s business shall continue to be Mr. Donald Dalicandro and, if not, the Bank will have approval (not to be unreasonably withheld or delayed) on his replacement to ensure that the decision making of the Guarantor remains with a resident of Canada who permanently resides in and works from the Guarantor’s location in Canada and has been approved by the Bank;

(cc)
the Guarantor does not change its name, merge with or amalgamate with any other entity (whether in Canada, the United States or otherwise) or complete any reorganization of its share capital, assets, business operations, debts, obligations, liabilities or of any other kind without the Bank’s prior written consent, other than the amalgamation with the Borrower contemplated herein;

(dd)
in the event that the investment by DecisionPoint in the Borrower and the Guarantor is made by way of a related party loan, the full amount of such loan must be postponed and assigned in favour of the Bank and no interest may be paid thereon to DecisionPoint; and

(ee)
provided no Event of Default has occurred and is continuing, including all covenants contained in this Agreement and in all of the other Loan Documents are met, both before and after the making of any such payment, the cash portion of Karen Dalicandro’s and 2293046 Ontario Inc.’s earn out and Donald Dalicandro’s bonus may be paid by the Borrower if, and only if, the Bank’s maximum annual cash flow sweep (in the amount of $425,000) has first been paid to the Bank.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of the Borrower, the Guarantor and DecisionPoint

The Borrower and Guarantor hereby represent and warrant to the Bank as follows as of the date hereof and acknowledge that the Bank is relying upon the representations and warranties in making each of the Advances and entering into this Agreement and the term Borrower as used herein includes the Guarantor and/or DecisionPoint where the context requires:

(a)	the recitals contained in Article 1.1 and 1.2 hereof are true and correct in every respect;

(b)	no Default or Event of Default exists hereunder;

(c)
each of the Borrower, the Guarantor and DecisionPoint has been validly incorporated, is a corporation duly and validly subsisting under the laws of its governing jurisdiction (subject to the amalgamation between the Borrower and the Guarantor contemplated herein) and has all requisite power and authority to own and lease its Personal Property and its assets and to carry on its business as such business is presently carried on or proposed to be carried on and is duly qualified and authorized to carry on business wherever the nature of its property, assets or business requires such qualification or authorization;

(d)	neither the Borrower nor the Guarantor, as of the date of this Agreement, carries on business or own assets in any jurisdiction other than the Province of Ontario;

(e)
the Borrower has full power, capacity, authority and legal right to borrow in the manner and on the terms and conditions set out in this Agreement and each of the Guarantor and DecisionPoint has the full power, capacity, authority, and legal right to guarantee the obligations of the Borrower and each of the Borrower, the Guarantor and DecisionPoint have full power, capacity, authority and legal right to execute and deliver this Agreement and the applicable instruments and documents comprising the Security Documents, and to do all such acts and things as are required to be done, observed and performed in accordance with the terms hereof and thereof;

(f)
all necessary action has been taken by the Borrower, the Guarantor and DecisionPoint to authorize the execution and delivery of this Agreement and the applicable instruments and documents comprising the Security Documents, and to observe and perform the provisions of each in accordance with its terms, and each such document constitutes a legal, valid and binding obligation of each of the Borrower, the Guarantor and DecisionPoint, as applicable, enforceable in accordance with its respective terms subject to applicable laws relating to bankruptcy, insolvency, reorganization and moratorium and other similar laws affecting creditors’ rights generally and to general equitable principles;

(g)
the execution and delivery of this Agreement and the applicable instruments and documents comprising the Security Documents, and the observing and performing of the provisions of each, do not and will not violate any law, rule, ordinance, decree, regulation or other enactment applicable to the Borrower, the Guarantor or DecisionPoint, will not require any approval or consent of any Authority, do not conflict with or contravene the Articles or Bylaws of the Borrower, the Guarantor or DecisionPoint, the provisions of any unanimous or other shareholders’ agreement affecting the Borrower, the Guarantor or DecisionPoint, the provisions of any material agreement, instrument or arrangement to which the Borrower, the Guarantor or DecisionPoint is a party or by which the Borrower, the Guarantor or DecisionPoint is or may be bound, or constitute a default thereunder or result in the creation or imposition of any Encumbrance upon any of the assets of the Borrower, the Guarantor or DecisionPoint other than to the Bank;

(h)
no action of, notice to, approval, authorization, consent, order, licence or decree of, and no designation, filing, further registration, qualification or recording with, any Authority is required to authorize or is otherwise required in connection with or for the execution, delivery or performance by the Borrower, the Guarantor or DecisionPoint of, the provisions of, as applicable, this Agreement or any instrument or document comprising the Loan Documents, except as already obtained or as specifically contemplated in this Agreement, or as may be required for the registration of or filing of the Loan Documents or the renewal of any registrations or filings relating thereto and except where the failure to so obtain would not have a material adverse effect;

(i)
none of the Borrower, the Guarantor or DecisionPoint is in default under the provisions of any trust deed or indenture, debenture, agreement or other instrument evidencing, guaranteeing or relating to any outstanding indebtedness or liability;

(j)
the Permitted Encumbrances are, to the extent applicable, in good standing and no party thereto is in breach of or in default of any material obligation thereunder except for any breach or default which has been disclosed to the Bank in writing and is acceptable to the Bank in its sole discretion;

(k)
each of the Borrower and the Guarantor is the beneficial owner of its respective Personal Property and has good, valid and marketable title thereto and is lawfully possessed thereof, free and clear of all Encumbrances other than Permitted Encumbrances, and has good right and lawful authority to grant the Security to the Bank as security for the Credit Facility and the obligations of the Borrower and the Guarantor, as applicable, under this Agreement and the Loan Documents;

(l)
neither the Borrower nor the Guarantor has granted any Encumbrance to any person other than the Bank or performed any act or executed any instrument which does or might prevent the Bank from operating under the provisions of any instrument or document comprising the Loan Documents or which does or would limit the Bank in any such operation, except for Permitted Encumbrances;

(m)
none of the Borrower, the Guarantor or DecisionPoint is in violation or default of, as applicable, any term of its incorporating and other constating documents or of its Bylaws or of any Permitted Encumbrance which violation or default materially adversely affects or could so affect any of the Personal Property or the Borrower’s, the Guarantor’s, as applicable, interest therein, or the Borrower’s, the Guarantor’s or DecisionPoint’s ability to enter into and perform its obligations under this Agreement or the applicable Loan Documents;

(n)
there is no litigation and to the knowledge of the Borrower, the Guarantor and DecisionPoint and after having made reasonable enquiry there are no action, suits or other proceedings pending or specifically threatened in writing against the Borrower, the Guarantor or DecisionPoint or any of the Personal Property before any court or Authority nor is there any claim known to the Borrower, the Guarantor or DecisionPoint and not disclosed in writing to the Bank, which, in either case, materially adversely affects or could so affect any of the Personal Property and/or undertaking of the Borrower or the Guarantor, or the Borrower’s, the Guarantor’s or DecisionPoint’s ability to perform its obligations under this Agreement or the applicable Security Documents;

(o)
all information delivered and statements made by the Borrower to the Bank in connection with this Agreement, the Security Documents or the Personal Property are true and accurate in every material respect and, as at the dates or for the periods indicated, omit no material fact necessary to make such information and statements or any of them not misleading and, in the case of financial information and statements, fairly present the financial condition of the Borrower, the Guarantor and DecisionPoint;

(p)
there is no fact known to the Borrower and not disclosed in writing to the Bank which materially adversely affects or could, in the Borrower’s judgment acting in good faith and reasonably, so affect any of the Personal Property or the interest of the Borrower or the Guarantor, as applicable, therein or the ability of the Borrower or the Guarantor to perform its obligations under this Agreement or the other Loan Documents, or the omission of which makes any statement or representation by the Borrower to the Bank misleading in any material adverse respect;

(q)
except as specifically contemplated in this Agreement, and specifically as contemplated by the Permitted Encumbrances or disclosed to the Bank in writing, neither the Borrower nor the Guarantor has made a prior assignment of, or otherwise encumbered or disposed of, its interest in its Personal Property;

(r)
except as specifically contemplated in this Agreement and specifically as contemplated by the Permitted Encumbrances, neither the Borrower nor the Guarantor has granted any security to any person which ranks, or is capable of ranking, prior to or pari passu with the Security;

(s)
each of the Borrower and the Guarantor has filed all Tax returns required to be filed by it in all applicable jurisdictions and has paid all Taxes due and payable by it, other than the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Generally Accepted Accounting Principles have been provided on the books of the Borrower and the Guarantor, as applicable.  All such Tax returns filed by the Borrower and the Guarantor accurately reflect in all material respects the taxable income or the liability for Taxes of the Borrower and the Guarantor, as applicable, in the relevant tax year or calendar year.  Adequate provision has been made in the financial statements for all Taxes, governmental charges or reassessments whether relating to income, sales, real or personal property, or other types of Taxes, governmental charges or assessments, including interest and penalties thereon, payable in respect of the business, assets or liabilities of the Borrower and the Guarantor, as applicable, or otherwise for all periods up to the date of the balance sheets comprising part of such financial statements as to which the tax liability of the Borrower and the Guarantor, as applicable, has not been finally determined.  Canadian federal and provincial income Tax assessments have been issued to the Borrower and the Guarantor, as applicable, covering all past periods up to and including the fiscal year ended December 31, 2010 and such assessments, if any amounts were owing in respect thereof, have been paid.  There are no actions, suits, claims or other proceedings, or to the best of the knowledge, information and belief of the Borrower or the Guarantor, investigations or claims in progress, or, to the knowledge, information and belief, of the Borrower or the Guarantor, pending or threatened against the Borrower or the Guarantor in respect of any Taxes, governmental charges or assessments and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any governmental authority relating to any such Taxes, governmental charges and assessments.  Each of the Borrower and the Guarantor has withheld and remitted all amounts required to be withheld and remitted by them in respect of any applicable Taxes, governmental charges or assessments;

(t)	each of the Borrower and the Guarantor has paid or caused to be paid without subrogation all Taxes (including interest and penalties) which are due and payable by it;

(u)
all material municipal, provincial and other governmental laws, by-laws, regulations, ordinances, orders and other requirements pertaining to the Personal Property or Premises or required to operate the business and undertaking of the Borrower or the Guarantor in its intended manner have been and are being complied with in all material respects;

(v)
to the knowledge of each of the Borrower and the Guarantor after having made due inquiry, there are no outstanding judgments, writs of execution, seizures, injunctions or directives or notices of deficiency capable of resulting in work orders or directives with respect to any of the Personal Property which materially adversely affects or could so affect any of the Personal Property, the Premises or the Borrower’s or the Guarantor’s, as applicable, interest therein, or the Borrower’s or the Guarantor’s, as applicable, ability to perform its obligations under this Agreement or the Loan Documents;

(w)
no privilege and no claim, which with the giving of notice, lapse of time or registration, has arisen in respect of any construction, repair, improvement or other work on the Premises or any part thereof which might now or hereafter have priority over the Security to any extent whatsoever other than privileges or claims which constitute Permitted Encumbrances;

(x)
neither the Borrower nor the Guarantor owns any shares, securities, units or other equity interests in any Person.  Neither the Borrower nor the Guarantor has any subsidiaries nor does it have any agreement of any nature to acquire any subsidiary (save and except for the agreement of the Borrower to acquire all of the issued and outstanding shares of the Guarantor);

(y)
there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or supplier of the Guarantor which could reasonably be expected to have a material adverse effect.  Neither the Borrower nor the Guarantor has any reason to believe that the benefits of any of the customers or suppliers of the Guarantor will not continue after the closing of the transactions contemplated by the Loan Documents in substantially the same manner as prior to the date hereof, assuming the completion on the closing of the transaction contemplated hereby and thereby;

(z)
neither the Borrower nor the Guarantor has any outstanding liabilities, contingent or otherwise, and neither the Borrower nor the Guarantor is party or bound by an agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any person, other than:

(i)	those set out in the financial statements delivered to the Lender;

(ii)
liabilities in respect of trade or business obligations incurred after the date of those financial statements in the ordinary course of the business of the Guarantor consistent with past practice, none of which has been materially adverse to the results of operations, assets or financial condition of, or manner of conducting, the business of the Borrower;

(iii)	liabilities under the RBC Facility;

(iv)	liabilities under the Bulge Facility; and

(v)
liabilities in respect of a convertible note to be issued by the Borrower in favour of Karen Dalicandro and 2293046 Ontario Inc. (the “Vendors”) on or about ●, 2013, subject to the terms and conditions set out in the share purchase agreement dated as of  ●, 2012 between, among others, the Borrower, DecisionPoint and the Vendors;

(aa)	there is no work stoppage or other concerted action, grievance or dispute existing or, to the best of the knowledge, information and belief, of the Borrower, threatened against the Borrower; and

(bb)	each of the Borrower’s, the Guarantor’s and DecisionPoint’s fiscal year end is December 31.

7.2	Survival of Representations and Warranties

The representations and warranties made by the Borrower, the Guarantor and DecisionPoint in paragraph 7.1 shall be deemed to be repeated as of the date of each Advance and shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all sums owing hereunder are paid in full, notwithstanding any investigation made at any time by or on behalf of the Bank, provided that the Bank may, at its discretion, waive any representation and warranty at any time.  The Borrower shall notify the Bank of any material adverse change to or breach of the representations and warranties made in paragraph 7.1 and the Bank may, at its sole discretion, from time to time accept any such changes thereto of which it shall have been notified in writing or waive or vary the requirements for any of the representations and warranties in paragraph 7.1 or any part of any representation or warranty, but the Bank shall have no obligation to do so.

8.	COVENANTS

8.1	Each of the Borrower and the Guarantor covenants and agrees with the Bank that during the term of this Agreement:

(a)
Payments:  The Borrower shall duly and punctually pay to the Bank all amounts payable hereunder, or under any other Loan Document at the times and places and in the manner provided for herein or therein without set-off, abatement or deduction of any kind whatsoever;

(b)
Observance of Covenants:  The Borrower, the Guarantor and DecisionPoint will observe and perform all of their respective obligations, covenants, agreements and undertakings on its part required to be observed or performed under the terms of this Agreement and the other Loan Documents at the times and places and in the manner provided for herein or therein;

(c)
Existence:  The Borrower, the Guarantor and DecisionPoint shall maintain in good standing its existence as a corporation under its governing jurisdiction (subject to the amalgamation of the Borrower with the Guarantor contemplated herein) and shall remain duly qualified to do business and own property in each other jurisdiction in which it carries on its business;

(d)
Conduct of Business:  Each of the Borrower and the Guarantor shall conduct its business in a prudent manner and, subject to the terms hereof, shall take all necessary and reasonable steps to preserve its assets and properties and to maintain full and complete financial records;

(e)	Use of Funds: The Borrower shall use the Credit Facility for and only for the purposes set forth in paragraph 3.3 and the Offer of Finance;

(f)
Access:  Each of the Borrower and the Guarantor shall provide access to the Bank and its officers, employees, agents, consultants and representatives to inspect its Personal Property on reasonable prior notice during normal business hours on Business Days at such time or times as the Bank may reasonably require;

(g)
Inspection:  Each of the Borrower and the Guarantor shall permit any person designated in writing by the Bank to inspect any of its books and records relating to its Personal Property and undertaking and to discuss with its appropriate officers its affairs, finances and accounts relating to such Personal Property and undertaking on reasonable prior notice at such times during normal business hours on Business Days as may be requested by the Bank;

(h)
Information:  The Borrower, the Guarantor and DecisionPoint shall deliver or cause to be delivered to the Bank all information and documentation relating to the Borrower, the Guarantor and DecisionPoint, as applicable, the Personal Property and the business and undertaking of the Borrower and the Guarantor as the Bank may reasonably request;

(i)
Compliance with Agreements: The Borrower, the Guarantor and DecisionPoint shall observe and perform all of their respective obligations under all agreements to which it is a party at the times and in the manner required thereby, shall take any and all reasonably prudent steps or actions to ensure that the other parties thereto observe and perform their respective obligations thereunder and shall provide or cause to be provided to the Bank copies of any written communications delivered to it by any other party to such agreements alleging any default of a material nature and threatening the exercise of any remedy thereunder;

(j)	Notices: Each of the Borrower and the Guarantor shall promptly give notice to the Bank of

(i)	any notice of expropriation, action or proceeding materially affecting the Personal Property;

(ii)
all claims, proceedings or litigation served on the Borrower or the Guarantor, as applicable, and which materially adversely affects or could so affect the Property or the Borrower’s or the Guarantor’s, as applicable, interest therein, or the Borrower’s or the Guarantor’s, as applicable, ability to perform its respective obligations under this Agreement or the other Loan Documents, whether or not any such claim, proceeding or litigation is covered by insurance;

(iii)
any violation of any law, statute, rule or regulation of which it is made aware which materially adversely affects or could so affect any of the Personal Property, or the Borrower’s or the Guarantor’s, as applicable, interest therein, or the Borrower’s or the Guarantor’s, as applicable, ability to perform its respective obligations under this Agreement or the other Loan Documents;

(iv)
any damage to or destruction of any property, real or personal which forms part of the Personal Property and Premises in respect of which the Bank may be entitled to payment under a policy of insurance taken out on such property; and

(v)	any Encumbrance of which it becomes aware (other than Permitted Encumbrances) registered against title to the Personal Property and provide to the Bank a true copy of such Encumbrance;

(k)
Permits:  Each of the Borrower and the Guarantor shall obtain from time to time, and comply in all material respects with, all necessary permits, licences and approvals applicable to the Personal Property and Premises and ensure that the Personal Property and Premises are at all times in compliance in all material respects with all applicable restrictions, regulations, building codes, and ordinances of any Authority including, without limitation, all zoning requirements;

(l)
Operation:  Each of the Borrower and the Guarantor shall diligently maintain, manage, repair, replace, use and operate the Personal Property as would a prudent owner of similar property in like circumstances with a view to preserving and protecting the Personal Property;

(m)
Encumbrances:  Unless such Encumbrance constitutes a Permitted Encumbrance, the Borrower or the Guarantor, as applicable, shall, upon receiving notice or knowledge of an Encumbrance relating to the Personal Property discharge, or cause to be discharged, such Encumbrance.  Each of the Borrower and the Guarantor shall observe and perform all of its obligations under Permitted Encumbrances at the times and in the manner required thereby;

(n)
Security:  Subject to the Bank’s obligations to register, fully perfect and maintain any registrations or filings of or made in respect of the Security, each of the Borrower and the Guarantor shall ensure that the Security constitutes at all times, as applicable, a mortgage, charge and security interest on and of the Personal Property and the revenues to be derived therefrom, subject only to Permitted Encumbrances;

(o)	Default: The Borrower shall forthwith after it becomes aware of same notify the Bank of the occurrence of any Default or Event of Default hereunder;

(p)
Title:  Each of the Borrower and the Guarantor shall warrant and defend its title to the Personal Property and every part thereof against the claims of all persons whomsoever other than holders of Permitted Encumbrances and do, observe and perform all of its obligations and all things necessary or expedient to be done, observed or performed by virtue of any law of Canada, or any province of Canada, or any municipality in Canada, or any agreement, for the purpose of creating, maintaining and keeping maintained the security constituted by the Security as valid and effective security. Each of the Borrower and the Guarantor shall maintain the exclusive ownership and right of exploitation on all Intellectual Property, which ownership and rights are assigned to the Bank as continuing security for the Credit Facility;

(q)
Security/Filing:  The Borrower and Guarantor shall forthwith and from time to time execute all documents and do all things which in the reasonable opinion of the Bank or its counsel may be necessary or advisable for validly giving to the Bank the mortgages, pledges, charges and assignments upon the property of the Borrower and the Guarantor intended to be created by the Security, and for better assuring to the Bank the rights, powers and privileges conferred or intended to be conferred upon it by this Agreement or the Security Documents;

(r)
Payment of Costs:  The Borrower shall pay to the Bank on a timely basis, all reasonable legal fees, accounting and audit fees and consulting fees, costs and reasonable expenses incurred by the Bank or its agents, consultants or its counsel in connection with the Credit Facility and authorize payment of any such costs out of the loan proceeds;

(s)
Further Encumbering:  Neither the Borrower nor the Guarantor shall create or suffer to exist any mortgage, charge, pledge, lien, privilege or encumbrance of any nature upon any of the Personal Property or any part thereof, other than Permitted Encumbrances, without having first obtained the prior written consent of the Bank;

(t)
Not To Remove Or Destroy:  Neither the Borrower nor the Guarantor shall (other than in connection with ongoing construction) destroy, remove, attempt or permit to be removed or destroyed any material part of the Premises or Personal Property;

(u)
Laws:  The Borrower and Guarantor shall comply with the material requirements of all applicable laws, by-laws, regulations and orders of any governmental or regulatory Authority affecting the Borrower and Guarantor the Personal Property and Premises or any part or parts hereof including without limiting the generality of the foregoing, all environmental laws and regulations;

(v)
Change in Ownership:  Neither the Borrower nor the Guarantor shall enter into, suffer or permit any transaction (whether by sale, assignment, exchange, transfer, devise, bequeath, change in control or other disposition, amalgamation, reorganization, operation of law or otherwise) whereby a change in the ownership of the Borrower or the Guarantor shall occur or be permitted to occur or continue without the Bank’s prior written consent;

(w)	Operating Licences: Neither the Borrower nor the Guarantor shall grant any operating licences without the Bank’s prior written consent which consent shall not be unreasonably withheld;

(x)
Financial Statements:  Each of the Borrower, the Guarantor and DecisionPoint shall deliver within 90 days of their fiscal year end annual audited financial statements of each of the Borrower, the Guarantor and DecisionPoint.

The Borrower shall also deliver to the Bank quarterly client-prepared financial statements of the Borrower and the Guarantor within thirty (30) days of each quarter end (March, July and September). The Borrower authorizes the Bank to contact its accountants and auditors and the Bank is authorized to ask them, on behalf of the Borrower and the Guarantor to release to the Bank financial information and to provide the Bank with the said financial statements as soon as they are completed. In addition to the reporting requirements set out, the Bank may require such financial and operating statements and reports as and when the Bank deems advisable;

(y)	Insurance: Each of the Borrower and the Guarantor shall obtain and maintain the insurance coverages as set out in Article 9 hereof;

(z)
Reorganization:  Except as specifically provided herein, neither the Borrower nor the Guarantor shall amalgamate, merge, consolidate or otherwise reorganize with any other company or companies (whether in the United States or Canada or otherwise) or change the type of business currently being conducted by it without prior written notice to the Bank and without the prior written consent of the Bank;

(aa)
Control:  Neither the Borrower nor the Guarantor shall, directly or indirectly, sell, transfer, assign or otherwise dispose of, or cause to be sold, transferred, assigned or otherwise disposed of, its undertaking and assets as an entirety or substantially as an entirety to any other party in a single transaction or series of transactions, nor permit to occur a change to the currently existing voting control of the Borrower or the Guarantor, following the completion of the transactions contemplated hereby, without the prior written consent of the Bank.  In addition, neither the Borrower nor the Guarantor shall sell, transfer, assign or otherwise dispose of any asset or property except as specifically provided for in the General Security Agreements referenced in Schedule “C” hereto.  The senior executive officer responsible for overseeing and directing the ongoing operations and management of the Borrower and the Guarantor is and will continue to be Mr. Donald Dalicandro and in the event of the resignation or termination of Mr. Dalicandro, the Bank must approve (such approval not to be unreasonably withheld or delayed) his successor to ensure that the decision making of the Borrower remains with Canadians (approved by the Bank) during the term of the Loan;

(bb)
Guarantees:  Except as specifically provided herein or in the Security Documents, neither the Borrower nor the Guarantor has and neither of them shall give or issue any guarantee or indemnity to answer for the debt, default, obligation or miscarriage of a third person, including without limitation, any shareholder, director, officer, employee or agent of the Borrower or the Guarantor, or any associated, affiliated or subsidiary legal entity or holding company of the Borrower or the Guarantor, without the prior written consent of the Bank;

(cc)
Remittances:  Each of the Borrower and the Guarantor shall forward copies of all remittances to the various government agencies as required by law and shall provide proof of payment to each government agency through documentation prepared by the Borrower’s and/or the Guarantor’s, as applicable, external accredited accountant all of which shall be forwarded with the Borrower’s and the Guarantor’s annual audited financial statements and the Borrower also undertakes to execute any consent forms necessary to enable the Bank to enquire as to the status of such remittances;

(dd)
Preauthorized Payment:  All payments hereunder shall be made by pre-authorized payments from the Borrower’s bank account and the Borrower shall complete and deliver the proper Bank form and void cheque to that effect;

(ee)
Ineligible Business:  Neither the Borrower nor the Guarantor shall engage in or permit the use of its Premises by a tenant or other person in any of the following activities: businesses that are sexually exploitive or that are inconsistent with generally accepted community standards of conduct or priority, including those that feature sexuality explicit entertainment, products or services; businesses that are engaged in or associated with illegal activities; businesses trading with countries that are proscribed by the Government of Canada; businesses that operate as a separate and sole entity nightclubs, bars, lounges, cabarets, casinos, bingo halls, gambling machines, discotheques and similar operations.  The Bank’s finding that there is an ineligible activity will be final and binding between the parties and will not be subject to review;

(ff)
Information:  Each of the Borrower, the Guarantor and DecisionPoint authorize the Bank, from time to time, to obtain credit or other information about the Borrower and Guarantor from any financial institution, credit reporting agency, rating agency or credit bureau; and

(gg)
Restrictions on Indebtedness:  Neither the Borrower nor the Guarantor shall create, assume, issue or permit to exist, directly or indirectly, any indebtedness other than indebtedness contemplated by this Agreement (including under paragraph 7.1(z)) and general trade creditor payables and indebtedness that is approved by the Bank.  Neither the Borrower nor the Guarantor shall repay, reimburse, reduce, redeem, remit, refund or otherwise return to DecisionPoint any portion of any investment by DecisionPoint in the Borrower and/or the Guarantor (including, without limitation, the original investment by DecisionPoint of $1,300,000, or any purchase price paid by DecisionPoint or any loan or other debt due to DecisionPoint);

(hh)
Restrictions on Subsidiaries, Investments and Loans.  Neither the Borrower nor the Guarantor shall, directly or indirectly (i) acquire or form any subsidiary without ensuring that such subsidiary first provides an unlimited and unconditional guarantee of the Obligations together with security charging all present and after-acquired assets of such subsidiary, or (ii) make any loan to or investment in, or purchase or otherwise acquire or hold any shares or securities of, any other Person, in each case without the prior written consent of the Bank;

(ii)
Restrictions on Amendments to Articles of Incorporation.  Neither the Borrower nor the Guarantor shall, directly or indirectly, materially amend or amend and restate or otherwise materially modify its articles of incorporation or the attributes or rights or other terms and provisions applicable to any class of shares of the Borrower or the Guarantor without the prior written consent of the Bank;

(jj)
Changes in Locations of Assets or Operations.  Each of the Borrower and the Guarantor shall notify the Bank, in writing, within thirty (30) days of acquiring any new Personal Property in or commencing business activities in or relocating any of its Personal Property to any additional jurisdiction (other than those jurisdictions identified in Section 7.1(d)).  Each of the Borrower and the Guarantor covenants and agrees to execute and deliver, within thirty (30) days of request, all such additional agreements, instruments, acknowledgments, financing statements, security registrations and/or other documents as may be requested or required by the Bank to obtain and/or maintain security over all of the Borrower’s and the Guarantor’s Personal Property (including, without limitation, Intellectual Property) in any jurisdiction in which the Borrower and the Guarantor now or hereafter carries on business and/or the Borrower’s and the Guarantor’s Personal Property is located.  Neither the Borrower nor the Guarantor shall change its principal place of business or its chief executive office to any place outside the Province of Ontario without the prior written consent of the Bank, such consent not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Borrower and the Guarantor and all of their operations and assets (including their Personal Property) shall remain in Canada;

(kk)
Restrictions of Repurchases of Shares.  Neither the Borrower nor the Guarantor shall redeem, repurchase or otherwise acquire any of the issued and outstanding shares of the Borrower or the Guarantor, as applicable, without the prior written consent of the Bank, such consent to be granted provided that the Borrower or the Guarantor, as applicable, is in compliance with the covenants (financial and otherwise) set out in this Agreement, both before and after the completion of such transaction;

(ll)
New Intellectual Property.  Each of the Borrower and the Guarantor shall provide the Bank with full written particulars of any new Intellectual Property owned or acquired after the date of this Agreement forthwith following the origination or acquisition of such new Intellectual Property.  Each of the Borrower and the Guarantor undertakes to execute and deliver to the Bank all such additional security documents, instruments and agreements, and to do all such acts and things, as the Bank may deem necessary or appropriate, or as the Bank may otherwise reasonably require, in order to register against such new Intellectual Property at the Canadian Intellectual Property Office or other public register;

(mm)
Other Transactions Requiring Consent.  Neither the Borrower nor the Guarantor shall, without the prior written consent of the Bank, enter into any partnership, exclusive world-wide licence, arrangement for the sharing of profits, joint venture or other arrangement involving the sale, assignment or dilution of any material intellectual property rights of the Borrower or the Guarantor which would have a material effect on the use or enjoyment by the Borrower or the Guarantor of its Intellectual Property rights;

(nn)
Revenues and Profits.  All revenues, including without limitation, all earnings, income, rents, issues and profits, of the Borrower and the Guarantor and their respective assets shall be recorded in the Borrower’s or the Guarantor’s, as applicable, books of account and records in Canada and shall be reported in all of the Borrower’s or the Guarantor’s, as applicable, financial statements, tax returns and other reports and remittances in Canada.  All profits and other income of the Borrower and the Guarantor shall remain within the Borrower and the Guarantor in Canada for the Borrower’s full use in connection with the Borrower’s or the Guarantor’s, as applicable, ongoing operation of its business; and

(oo)
No Pledge of Shares.  None of the issued and outstanding shares in the capital of the Borrower and/or the Guarantor may be pledged as security for any indebtedness of the Borrower, the Guarantor and/or DecisionPoint without the prior written consent of the Bank.

8.2	DecisionPoint covenants and agrees with the Bank that during the term of this Agreement:

(a)
Confirmation of Compliance.  DecisionPoint shall provide to the Bank on the last day of each month an affidavit of a senior officer having knowledge of such matters, sworn under oath, confirming that there has been no breach of any of the provisions of the guarantee provided by it;

(b)
Repayment of Upstreamed Funds.  DecisionPoint shall, in the event that any funds are paid by the Borrower or the Guarantor to DecisionPoint other than payments in respect of sales commissions and deployment-related expenses payable by the Guarantor in the ordinary course of business, promptly, upon notice from the Bank, repay all such amounts to the Borrower or the Guarantor, as the case may be, and shall provide to the Bank an affidavit of a senior officer of DecisionPoint, sworn under oath, confirming such repayment; and

(c)
No Pledge of Shares.  DecisionPoint shall not grant or create or suffer to exist any pledge upon any of the issued and outstanding shares in the capital of the Borrower or the Guarantor (including any successor of either of them whether by amalgamation or otherwise).

9.	INSURANCE

9.1	Insurance

Each of the Borrower and the Guarantor, as applicable, shall obtain and maintain in a form and content acceptable to the Bank:

(a)
with respect to all insurable property included within the Personal Property and Premises, property insurance in an amount equal to one hundred percent (100%) of the Replacement Cost thereof from time to time on an agreed amount basis, against loss or damage by fire and other perils now or hereafter from time to time embraced by or defined in an “all risk” insurance policy;

(b)
such other insurance with respect to the Personal Property and the Premises, in such amounts, with respect to such risks or perils and with such exclusions as may be customarily effected and maintained by prudent tenants/lessees of properties in Canada of similar scope and size as the Personal Property and Premises or as may be otherwise required by the Bank, acting reasonably;

(c)
such other insurance with respect to the Personal Property and the Premises, in such amounts, with respect to such risks or perils and with such exclusions as may be customarily effected and maintained by prudent owners of properties in Canada of similar scope and size as the Personal Property and Premises or as may be otherwise required by the Bank, acting reasonably; and

(d)
a life insurance policy on the life of Donald Dalicandro for an insured amount of not less than $1,700,000 (the “Key Man Life Policy”), which is to be subject to an assignment solely in favour of the Bank.

9.2	Premiums and Losses

Each of the Borrower and the Guarantor shall duly and punctually pay or cause to be paid all premiums and other sums of money payable for effecting and maintaining all insurance required to be maintained and effected under paragraph 9.1 and shall cause the proceeds of the insurance provided for in subparagraphs 9.1(a) and (b), to be made payable to the Bank as its interest may appear and such policies shall contain a waiver of any subrogation rights which the Borrower’s or the Guarantor’s insurers may have against the Bank or any person appointed by the Bank as agent or for whom the Bank is in law responsible.  Every policy of insurance shall be effected on such terms and with such insurers as may be approved by the Bank, acting reasonably, and shall contain a standard mortgage clause, if applicable, in form acceptable to the Bank and clauses which provide that such policies may not be cancelled, materially modified or reduced in coverage except after thirty (30) days’ notice in writing to the Bank.  In the event of failure on the part of the Borrower or the Guarantor to effect or maintain or cause to be effected or maintained any insurance required by paragraph 9.1, the Bank may effect or maintain such insurance and, without obligation to do so, insure the Personal Property or Premises or any part or parts thereof for such amount or amounts as it may from time to time deem expedient and the amount of any premiums paid to effect or maintain such insurance shall be payable by the Borrower and the Guarantor on demand and shall bear interest at the Interest Rate hereunder and calculated in the manner set forth in paragraph 4.2 from the date of such payment by the Bank until paid and the Borrower and the Guarantor covenants to forthwith repay to the Bank all of the premiums so paid upon receipt of evidence proving payment of such premiums.  Each of the Borrower and the Guarantor shall deliver to the Bank evidence of payment of all premiums and other sums of money payable for effecting or maintaining the insurance referred to in paragraph 9.1 and shall deposit with the Bank a certificate or certificates signed by the insurers, setting forth with reasonable particularity the terms of all policies of insurance which are required to be effected and maintained hereunder, and will forthwith deliver to the Bank certificates of renewal at least fifteen (15) days prior to their due date with evidence proving payment of the premiums therefor.  Each of the Borrower and the Guarantor shall also make available to the Bank or its representatives, for inspection on reasonable prior notice during normal business hours at the principal office of the Borrower or the Guarantor, the original copies of any of such policies, which shall be signed by the insurers or their agents authorized to sign same and shall provide to the Bank on request a certified copy of the “all risks” insurance policy and certificates evidencing the insurance to be placed and maintained hereunder.

9.3	Non-Cancellation

Neither the Borrower nor the Guarantor shall do or suffer anything whereby the said policies may be vitiated.

9.4	Proof of Loss

Each of the Borrower and the Guarantor shall forthwith on the happening of any loss or damage at its expense furnish all necessary proofs and do all necessary acts to enable the Bank to obtain payment of the insurance moneys (other than such moneys payable under policies of liability insurance) and the Borrower and the Guarantor shall release any interest it may have in the proceeds thereof.

9.5	Co-Insurance

None of the policies of insurance referred to in paragraph 9.1 shall contain any co-insurance clauses.

10.	EVENTS OF DEFAULT AND ACCELERATION

10.1	Events of Default

Each of the following events shall constitute an Event of Default under this Agreement:

(a)	if the Borrower fails to pay the principal amount of the Credit Facility or any part thereof when the same shall become due hereunder;

(b)	if the Borrower fails to pay any interest, fees or other amounts owing under this Agreement when the same shall become due and such failure shall continue unremedied for a period of three (3) days;

(c)
if the Borrower or the Guarantor fails to pay Taxes (other than in circumstances in which such failure constitutes a Permitted Encumbrance) and any such failure as aforesaid shall continue either for a period of thirty (30) days or for such shorter period as would at anytime, if continued, render the Property or any part thereof liable to forfeiture or sale;

(d)	if the Borrower or the Guarantor:

(i)	shall admit in writing its inability to pay its debts generally as they become due, or not pay its debts generally as they become due or otherwise acknowledges its insolvency;

(ii)	shall file an assignment or a petition to take advantage of any insolvency statute or pass a resolution for its winding-up;

(iii)	shall make an assignment for the benefit of its creditors;

(iv)	shall consent to the appointment of a receiver or receiver-manager of itself or of the whole or any substantial part of its property;

(v)
shall file a petition or answer or make a proposal to its creditors seeking reorganization, arrangement, adjustment or composition under applicable bankruptcy laws or any other applicable law or statute relating to relief from or against creditors generally;

(vi)
shall have been adjudged by a court having jurisdiction a bankrupt or insolvent, or a decree or order of a court having jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy of the Borrower or the Guarantor, as applicable, or for the winding-up or liquidation of its affairs;

(e)
if a proceeding shall be instituted by a person for the winding-up of the Borrower or the Guarantor or a petition in bankruptcy be presented against the Borrower or the Guarantor under bankruptcy legislation and if in either case such proceeding or petition shall not, less than three (3) days prior to the date fixed for the hearing of the same, have been dismissed or withdrawn;

(f)	if the Borrower or the Guarantor ceases carrying on all or substantially all of its business or makes a bulk sale of all or substantially all of its assets;

(g)
if any representation or warranty made in this Agreement, the other Loan Documents or in any instrument, certificate or materials furnished pursuant hereto or any information furnished to the Bank by the Borrower, the Guarantor or DecisionPoint in connection with the Credit Facility or this Agreement is incorrect or misleading in any material respect when made;

(h)
if an encumbrancer or lienor takes possession of the Personal Property or a part thereof which is, in the reasonable opinion of the Bank, a substantial or material part, or if execution or other similar process is enforced against such property which remains unsatisfied for, or has not been withdrawn, released, vacated or stayed within, such period as would permit such property to be sold thereunder, less five (5) Business Days;

(i)
if the Borrower, the Guarantor or DecisionPoint shall default in observing or performing any covenant, condition or agreement contained in this Agreement or any of the Offer of Finance or the other Loan Documents on its part to be observed or performed and such default shall continue for a period of fifteen (15) days (or such longer period of time not exceeding forty-five (45) days as may be reasonably required to cure such default provided that the Borrower, the Guarantor or DecisionPoint, as applicable, commences to cure such default within such fifteen (15) day period and thereafter diligently pursues the curing of such default) after written notice has been given by the Bank to the Borrower, the Guarantor or DecisionPoint specifying the default in reasonable detail;

(j)
if the Borrower, the Guarantor or DecisionPoint shall default in observing or performing any covenant, condition or agreement contained in any agreement issued or made under any of the Permitted Encumbrances, or under any other loan with the Bank or Business Development Bank of Canada (subject to any applicable remedial periods), and any default hereunder shall be a cross-default to such other Bank or Business Development Bank of Canada loan(s);

(k)	if any guarantee of the Obligations shall be terminated, revoked or declared void or invalid, or any individual comprising the Guarantor declares that he is no longer bound by his guarantee;

(l)
if one or more final judgments for the payment of money aggregating in excess of $50,000 shall be rendered against the Borrower or the Guarantor and the Borrower or the Guarantor shall fail to discharge the same within thirty (30) days from the date of notice of entry thereof; or

(m)
if at any time there occurs an event or circumstance which, in the opinion of the Bank, acting reasonably, represents a material adverse change in the business, operations, property or financial or other condition of the Borrower and/or the Guarantor which would negatively affect the Security or would negatively affect the ability of the Borrower and/or the Guarantor to perform and discharge its Obligations.

10.2	Acceleration

Upon occurrence of any one or more Events of Default, all Obligations of the Borrower to the Bank shall, at the option of the Bank and upon notice to the Borrower, become immediately due and payable without presentation, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and the Security shall thereupon become enforceable by the Bank.  Obligations shall include all principal, interest, royalties, and prepayment amount calculated in accordance with paragraph 4.5(a)(ii), and all outstanding fees and costs of collection.

10.3	Remedies Cumulative

It is expressly understood and agreed that the rights and remedies of the Bank under this Agreement and the other agreements and security contemplated in this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law and any single or partial exercise by the Bank of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Bank may be lawfully entitled for the same default or breach, and any waiver by the Bank of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Bank shall be deemed not to be a waiver of any subsequent default.

10.4	Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under applicable law, if an Event of Default occurs, the Bank is authorized at any time and from time to time to the fullest extent permitted by law, without notice to the Borrower, the Guarantor or to any other person, any notice being expressly waived by the Borrower and the Guarantor, to set-off and compensate and to apply any and all deposits of the Borrower and the Guarantor, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Bank to or for the credit of or the account of the Borrower and/or the Guarantor against and on account of the debts and liabilities of the Borrower due and payable to the Bank under this Agreement, although these debts or liabilities of the Borrower, or any of them, are contingent or unmatured.

10.5	Remedies

Without in any way limiting the remedies conferred by the Security Documents, if an Event of Default has occurred and is continuing and the Bank has declared the Obligations to be due in accordance with the provisions of paragraph 10.2, in addition to and without limiting its rights set out in paragraph 10.2, its rights under the Security Documents and its other rights under contract, at law or in equity, the Bank may, after notice to the Borrower and/or the Guarantor, as applicable:

(a)
commence such legal actions or proceedings against the Borrower and/or Guarantor and/or DecisionPoint with respect to the Security as may be permitted hereunder or under any of the Security Documents, or otherwise at law or at equity;

(b)	demand repayment of the amounts payable pursuant to the Obligations;

(c)	appoint a receiver(s) or receiver/manager(s) in accordance with the provisions of the Security Documents;

(d)	realize at public or private sale, upon the Security; and/or

(e)
foreclose the interest of the Borrower and/or the Guarantor in the Personal Property and in any other property or assets subject to the Security or any part or parts thereof, all at such times and in such manner as the Bank in its sole discretion deems expedient and all without the necessity of any additional notice, presentation, demand, advertising, entering into possession of any property or assets subject to the charge of the Security or any other similar proceedings, all of which are hereby expressly waived by the Borrower and the Guarantor, subject always to applicable law.

10.6	Proceeds of Realization

Upon the occurrence and during the continuance of an Event of Default, any amounts received by the Bank as a result of its realization upon the Security and any amounts recovered by the Bank from the Borrower and/or the Guarantor shall be applied by the Bank to the following uses in the order hereinafter set forth:

(a)
in payment of all costs and expenses incurred by the Bank in the exercise of all or any of the powers granted to it under the Security Documents and in payment of all the remuneration of any receiver/manager appointed pursuant to the Security Documents (a “Receiver”), and all costs and expenses incurred by the Receiver in the exercise of all or any of the powers granted to it under this Agreement or the Security Documents;

(b)	in payment of all amounts or money borrowed or advanced by either of the Bank or the Receiver pursuant to the powers set out in this Agreement or the Security Documents and any interest thereon;

(c)	in payment of the Obligations, which may be applied by the Bank against such of the Obligations in such manner as the Bank, in its sole discretion, may determine;

(d)
in satisfaction of the indebtedness or liability secured by any security interest on the Property or any other property and assets subject to the Security subordinate to the charges and security interests created by the Security Documents, if written demand therefor is received by the Bank or the Receiver before the distribution of the proceeds of disposition of the Property or any other property and assets subject to the Security is completed or the Bank is otherwise required by law to make such payment; and

(e)	any surplus shall be paid to the Borrower.

11.	EXPENSES AND INDEMNITY

11.1	Expenses and Indemnity

All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Bank by the Borrower, the Guarantor and/or DecisionPoint under this Agreement shall be supplied by the Borrower without cost to the Bank. The Borrower shall pay to the Bank on demand all reasonable out of pocket costs, including without limitation all reasonable legal, accounting, audit and consultants’ fees and other reasonable third party expenses incurred by the Bank from time to time in the documentation, execution, preparation, negotiation and administration of this Agreement and the Security Documents and the maintenance and monitoring of its security.  Each of the Borrower and the Guarantor agrees to indemnify and save harmless the Bank against any loss, expense, liability or claim which the Bank may sustain or incur as a consequence of (i) the performance by the Bank of its obligations under this Agreement and the exercise of its rights and remedies hereunder or any of the instruments and documents comprising the Security Documents, (ii) any failure by the Borrower or the Guarantor to fulfil any obligation or make any payment which the Bank has assumed in connection with this Agreement and any other agreement as security contemplated by this Agreement, (iii) a default by the Borrower in the payment of any sum due from the Borrower hereunder, and (iv) any other default by the Borrower or the Guarantor hereunder, other than such loss, expense, liability or claim resulting from the Bank’s gross negligence or willful misconduct.  This provision shall survive the repayment of the Credit Facility and shall continue in full force and effect so long as the possibility of any such liability, claim or loss exists.  A certificate of the Bank as to the amount of any such cost, loss or expense shall be conclusive evidence as to the amount thereof, in the absence of manifest error.

12.	NOTICE

12.1	Notices

Any notice or other communication which may be or is required to be given or made pursuant to this Agreement shall, unless otherwise expressly provided herein, be in writing and shall be deemed to have been sufficiently and effectively given if signed by or on behalf of the party giving notice and delivered to the party for which it is intended at its address as follows:

(a)	if to the Borrower and Guarantor, at:

Apex Systems Integrators Inc.
3170 Harvester Road
Burlington, ON  L7N 3W8

Attention:                      Nicholas Toms

(b)	if to DecisionPoint, at:

DecisionPoint Systems, Inc.
19655 Descartes
Foothill Ranch, CA, USA  92610

Attention:                      Nicholas Toms
Facsimile:                      949.215.9642

(c)	if to the Bank, at:

BDC Capital Inc., a wholly-owned subsidiary of
Business Development Bank of Canada
148 Fullarton Street, Suite 1000
10th Floor
London, ON  N6A 5P3

Attention:                      Jeff Hill
Facsimile:                      519.645.5989

Any notice or communication which may or is required to be given or made shall be made or given as herein provided or to such other address or in case of such other officer as a party may from time to time advise to the other parties hereto by notice in writing as aforesaid and shall not be deemed received until actual receipt thereof by the party to whom such notice is given except if sent by facsimile machine, in which case it shall be deemed received on the Business Day next following the date of transmission. Any notice or other communication given pursuant to this paragraph 12.1 is herein called “notice”.

13.	GOVERNING LAW

13.1	Governing Law

The parties agree that this Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and of Canada applicable therein.

14.	SUCCESSORS AND ASSIGNS

14.1	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of each of the parties hereto, their respect successors and assigns, except that the Borrower shall not assign any rights or obligations with respect to this Agreement or any of the agreements contemplated hereby without the prior written consent of the Bank.

15.	MISCELLANEOUS

15.1	Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.2	Survival of Representations and Warranties, etc.

The representations and warranties and other terms contained in this Agreement and the Offer of Finance shall survive the execution of this Agreement and all other agreements provided for or contemplated hereby.

15.3	Amendment, Supplement or Waiver

No amendment, supplement, waiver or consent provided for by any provision of this Agreement or any other agreement or instrument contemplated by this Agreement, shall in any event be effective unless the same shall be in writing and executed by the Bank and any such amendment, supplement, waiver or consent shall be binding upon the Bank but only in the specific instance and for the specific purpose for which given. No waiver or act or omission of the Bank shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or breach by the Borrower of any provision of this Agreement or the rights resulting therefrom.

15.4	Waiver of Immunities

To the extent that the Borrower and/or the Guarantor has or hereafter may acquire any immunity from jurisdiction, of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Borrower and the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any agreements or instruments contemplated by this Agreement.

15.5	Approvals

Except as otherwise expressly set out herein, where in this Agreement any matter is subject to the consent or approval of the Bank or is to be acceptable to the Bank, such consent, approval or determination of acceptability shall be in the Bank’s sole and unfettered discretion unless otherwise expressly provided herein.

15.6	Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by the Bank in respect of any security given by the Borrower or the Guarantor to the Bank shall not operate as a merger of any indebtedness or liability of the Borrower or Guarantor to the Bank or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Bank may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities shall not release or affect the liability of the Borrower or Guarantor hereunder or under any security held by the Bank.

15.7	No Obligation to Advance

Neither execution nor delivery of this Agreement, in and of itself, shall obligate the Bank to make any Advances available to the Borrower hereunder.

15.8	Time of the Essence

Time shall be of the essence of this Agreement.

15.9	Enforcement and Waiver by the Bank

The Bank shall have the right at all times to enforce the provisions of this Agreement and the agreements to be delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times.  The failure of the Bank at any time or times to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or thereof or as having in any way or manner modified or waived the same.  All rights and remedies of the Bank are cumulative and concurrent and do not constitute a waiver or release of any other right or remedy.

15.10	Set-Offs

The Borrower hereby grants to the Bank the right to set-off against any and all accounts, credits or balances maintained by it with the Bank, other than any monies maintained in the name of the Borrower but held by such Borrower in trust for the benefit of Arm’s Length third persons where the Bank has notice of such trust, the aggregate amount of principal, interest and all other amounts due with respect to the Credit Facility when such amounts shall become due and payable, whether at maturity, upon acceleration of maturity or otherwise.

15.11	Relationship of Parties

The provisions contained in this Agreement shall not create or be deemed to create any relationship as between the Borrower and the Bank other than that of borrower and Bank.

15.12	Further Assurances

The Borrower and the Guarantor shall, at the request of the Bank, do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Bank, be necessary or desirable in order to fully perform and carry out the purpose and intent of this Agreement.

15.13	Formal Date

This Agreement shall be referred to as bearing the date set out on the front page hereto.

15.14	Term of Agreement

This Agreement shall remain in full force and effect until the final payment in full to the Bank of all amounts payable and the termination of all commitments of the Bank in respect of the Credit Facility hereunder.

15.15	Entire Agreement

Save and except any ancillary agreements or documents delivered on or after the closing of the transaction contemplated by this Agreement, this Agreement including the Offer of Finance by reference, constitutes the entire agreement between the parties hereto with respect to the Credit Facility and cancels and supersedes any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

15.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart signed by each of the parties hereto.

15.17	Confidentiality

The Bank hereby agrees that it shall hold in strict confidence all material information regarding the business and affairs of the Borrower and the Guarantor obtained by it from the Borrower and which is not generally available in the public domain disclosing the same only to the extent necessary to comply with applicable laws and to enforce its rights under this Agreement or the Security Documents.  However, the Bank shall be permitted to make a public announcement of this loan transaction by way of a written communication.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.

2314505 ONTARIO INC.
(Borrower)

Per:	/s/ Nicholas R. Toms
Name:
Title:

Per:
Name:
Title:

I/We have authority to bind the Corporation

APEX SYSTEMS INTEGRATORS INC.
(Guarantor)

Per:	/s/ Karen Dalicandro
Name:
Title:

Per:
Name:
Title:

I/We have authority to bind the Corporation

DECISIONPOINT SYSTEMS, INC.
(Guarantor)

Per:	/s/ Nicholas R. Toms
Name:
Title:

Per:
Name:
Title:

I/We have authority to bind the Corporation

BDC CAPITAL INC., a wholly-owned
subsidiary of BUSINESS DEVELOPMENT
BANK OF CANADA

Per:	/s/ Carolyn Galbraith
Name: Carolyn Galbraith
Title: Manager, Subordinate Financing

Per:	/s/ Jeff Hill
Name: Jeff Hill
Title: Managing Director, Subordinate Financing
I/We have authority to bind the Corporation.

SCHEDULE “A”

Summary of Advances

Date	Amount	Balance	Paid To
_____, 2012	$1,700,000	$0	McMillan LLP

SCHEDULE “B”

Permitted Encumbrances

Reference File No./ Registration Number	Secured Party	Registration Date	Collateral Classification
868335885/ 20001213 1751 1531 8013	Royal Bank of Canada	December 13, 2000	Inventory, Equipment, Accounts, Other, Motor Vehicle Included

SCHEDULE “C”

Security Documents

1.	General Security Agreement from 2314505 Ontario Inc. providing:

-	a security interest on all present and after-acquired personal property subject only to:

o
priority on inventory and accounts receivable, intellectual property, patents and trademarks and all other present and after-acquired property to the lender extending line of credit and term financing;

2.	Corporate Guarantee of Apex Systems Integrators Inc. in form and content acceptable to the Bank.

3.	General Security Agreement from Apex Systems Integrators Inc. providing:

-	a security interest on all present and after-acquired personal property subject only to:

o
priority on inventory and accounts receivable, intellectual property, patents and trademarks and all other present and after-acquired property to the lender extending line of credit and term financing;

4.	Assignment of life insurance policies on the life of Donald Dalicandro in the amount of $1,700,000 with BDC shown as loss payee.

5.	Conditional Corporate Guarantee of DecisionPoint Systems Inc. in form and content acceptable to the Bank.

6.	Escrow agreement with software source code held offsite by Lincoln-Parry Software. Escrow Source code deposited in escrow to be updated annually.

7.
Subordination and Priorities Agreement with lender extending line of credit and term loan provided that terms are satisfactory to the Bank.  If the agreement is to include standstill provisions then the total interest rate will automatically be increased by 0.5%.

8.
In the event that any or all of the $1,300,000 investment by DecisionPoint in the Borrower is made by way of a related party loan, DecisionPoint will enter into a postponement of such loan in favour of the Bank and no interest will be permitted to be paid thereon.

9.	A postponement of Karen Dalicandro and 2293046 Ontario Inc. in respect of the cash portion of any earn-out.

10.
A postponement of Donald Dalicandro in respect of his bonus - the cash portion of any bonus payable to him may be paid by the Borrower or Guarantor if, and only if, the Bank’s maximum annual cash flow sweep has first been paid to the Bank, the Loan is in good standing and all other covenants contained in the Agreement and in all other Loan Documents and all covenants in favour of the Lender extending the operating line of credit and term loan are satisfied both before and after payment.

11.	All other collateral documentation provided pursuant to the Offer of Finance dated February 14, 2012, as amended, between the Borrower and the Bank.